Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2006

RESULTS; UPDATES FULL YEAR 2006 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, AUGUST 3, 2006

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2006. Highlights of the results include:

•	Second quarter over year earlier period:

•	Site leasing revenue growth of 60.1%

•	Tower cash flow growth of 61.4%

•	Operating income growth of $3.0 million

•	Loss from continuing operations increased from $(26.4) million to $(75.6) million

•	Adjusted EBITDA growth of 73.8%

•	Tower cash flow margin of 75.1%

Results for the quarter ended June 30, 2006 include those of AAT Communications Corporation (“AAT”) since the Company we acquired it on April 27, 2006.

Operating Results

Total revenues in the second quarter of 2006 were $87.4 million, compared to $63.2 million in the year earlier period, an increase of 38.1%. Site leasing revenue of $62.3 million and site leasing segment operating profit of $45.1 million were up 60.1% and 65.7%, respectively, over the year earlier period. Site leasing contributed 95.7% of the Company’s total segment operating profit in the second quarter of 2006.

Tower Cash Flow for the second quarter of 2006 was $45.8 million, a 61.4% increase over the year earlier period. Tower Cash Flow margin for the second quarter was 75.1%, a 180 basis point improvement over the year earlier period. SBA defines Tower Cash Flow to exclude the non-cash impact from straight-line calculations used to determine site leasing revenue and ground rent expense.

AAT contributed $16.2 million and $11.7 million of the Company’s site leasing revenue and Tower Cash Flow, respectively, in the second quarter.

Site development revenues were $25.1 million in the second quarter of 2006 compared to $24.3 million in the year earlier period, a 3.1% increase. Site development segment operating profit margin was 8.2% in the second quarter of 2006 and 5.5% in the year earlier period.

Selling, general and administrative expenses were $11.5 million in the second quarter of 2006, compared to $7.1 million in the year earlier period. Included in selling, general and administrative expenses in the current period were non-cash compensation charges of $1.5 million and AAT one-time integration, transaction, severance and bonus costs of $1.3 million, compared to non-cash compensation charges of $0.1 million in the year earlier period. Loss from continuing operations for the second quarter of 2006 was $(75.6) million or $(0.77) per share, compared to a loss of $(26.4) million or $(0.38) per share in the year earlier period. Net loss in the second quarter of 2006 was $(75.6) million, or $(0.77) per share, compared to a net loss of $(26.3) million, or $(0.38) per share, in the year earlier period. The increase in the net loss for the current period was due to a number of one-time charges and expenses incurred in connection with the consummation and integration of the AAT acquisition, including a charge of $53.8 million for the write-off of deferred financing fees and extinguishment of debt.

Adjusted EBITDA in the second quarter of 2006 was $39.4 million, compared to $22.7 million in the year earlier period, or a 73.8% increase. SBA defines Adjusted EBITDA to exclude, among other items, the non-cash impact from straight-line calculations used to determine site leasing revenue and ground rent expense. Adjusted EBITDA margin was 45.8% in the second quarter of 2006 compared to 36.0% in the comparable prior year period. Net cash interest expense and non-cash interest expense, exclusive of amortization of debt issuance costs, was $19.4 million and $1.6 million, respectively, in the second quarter of 2006, compared to $9.9 million and $7.4 million in the year earlier period. Equity free cash flow for the three months ended June 30, 2006 was $16.4 million compared to $4.6 million in the year earlier period.

“We had a very successful second quarter,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We consummated the AAT acquisition, and the integration process has gone very smoothly. The integration is substantially complete, ahead of schedule and below budget. Since the acquisition, the performance of the AAT assets has exceeded our expectations. Operationally, our wireless carrier customers continue to be very active improving their networks, and that level of activity is reflected in our strong second quarter results and increased full year Outlook for Adjusted EBITDA. Because of our strong second quarter results, our quarter-end leverage of 9.0x was lower than expected. We are on track to return to our target leverage ratio of 6.0x to 8.0x net debt/annualized Adjusted EBITDA by the end of this year, well ahead of our initial expectations.”

“We like the current environment and we remain committed to continuing to grow our Company. We expect to continue to grow organically and by adding towers while returning leverage to within our target range. We continue to be very pleased with the quality and accretive pricing of the towers we are acquiring, and believe we will continue to see similar opportunities. We expect a strong finish to 2006 and to be very well positioned for material equity free cash flow growth in 2007.”

Investing Activities

On April 27, 2006, the Company purchased all of the outstanding stock of AAT for $634.0 million in cash and 17,059,336 shares of SBA’s common stock. AAT owned 1,850 tower sites and managed or leased over 5,000 actual or potential communication sites. For the period from April 1 to April 26, 2006 AAT had site leasing revenue of $6.3 million and Tower Cash Flow of $4.4 million, as such terms are used and reported by SBA.

Excluding the AAT acquisition, during the second quarter of 2006 SBA purchased an additional 22 towers and built 13 towers. As of June 30, 2006, SBA owned 5,281 towers. Excluding the AAT acquisition, total cash capital expenditures for the second quarter of 2006 were $19.5 million, consisting of $1.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $17.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 22 towers were purchased for an aggregate amount of approximately $11.0 million, of which approximately $10.1 million was paid in cash and the remainder in shares of SBA common stock.

Since June 30, 2006, SBA has built 3 additional towers and purchased 128 additional towers. The 128 towers were purchased for an aggregate amount of approximately $35.8 million, of which approximately $21.4 million was paid in cash and the remainder with approximately 0.6 million shares of SBA common stock. The Company has agreements to purchase an additional 51 towers for an aggregate amount of approximately $17.4 million, which the Company expects to fund from cash on hand or with shares of its common stock. The Company anticipates that these acquisitions will be consummated by the end of 2006.

Financing Activities and Liquidity

SBA ended the second quarter with $405.0 million of commercial mortgage-backed pass-through certificates bearing a blended fixed rate of interest of 5.6%, $1.1 billion of bridge financing bearing a floating rate of interest of Eurodollar plus 200 basis points, no borrowings or availability under the $160 million senior credit facility, $77.4 million of cash and restricted cash, and net debt of $1.428 billion. The Company has entered into $1.0 billion notional amount of forward starting interest rate swap agreements in contemplation of the refinancing of the bridge financing. The Company’s net debt to annualized Adjusted EBITDA leverage ratio at June 30, 2006 was 9.0x.

Outlook

The Company is providing its Third Quarter Outlook and updating its Full Year 2006 Outlook for anticipated results from continuing operations to reflect current views. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended September 30, 2006			Full Year 2006
	($ in millions)
Site leasing revenue	$70.0	to	$71.5	$249.0	to	$253.5
Site development revenue	23.0	to	25.0	96.0	to	100.0
Total revenues	93.0	to	96.5	345.0	to	353.5
Tower cash flow	51.0	to	52.0	181.5	to	185.0
Adjusted EBITDA(1)	43.0	to	45.0	156.0	to	161.0
Net interest expense(2)(6)	25.5	to	26.5	88.5	to	90.5
Non-discretionary cash capital expenditures(3)	1.5	to	2.5	6.0	to	8.0
Discretionary cash capital expenditures(4)	24.0	to	27.0	94.0	to	98.0
Equity free cash flow(5)	13.5	to	17.5	55.5	to	64.5

(1)	Excludes up to $5 million of one-time transition, integration, severance and bonus costs anticipated to be incurred in connection with the AAT acquisition.
(2)	Excludes amortization of debt issuance costs and interest rate hedging benefits. Includes non-cash interest expense.
(3)	Consists of maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, augmentation of existing towers, ground lease purchases, tower acquisitions and related earn-outs. We plan on building 70 to 80 new towers in 2006 for our ownership. Full year expenditure guidance includes all completed acquisitions (other than AAT) and approximately $17.4 million of cash expenditures related to pending acquisitions described above.
(5)	Defined as Adjusted EBITDA less net cash interest expense, non-cash interest expense, non-discretionary cash capital expenditures and cash taxes.
(6)	Includes no benefit from any refinancing of currently existing indebtedness that the Company may undertake in 2006.

Pro Forma Impact on 2006 Outlook

SBA is updating its pro forma 2006 Outlook, assuming that the closing of the AAT acquisition and the full realization of all anticipated synergies occurred as of January 1, 2006. The AAT acquisition closed on April 27, 2006 and the full realization of all anticipated synergies is not expected to occur until early 2007. Actual 2006 results will differ materially from the pro forma 2006 Outlook. Other information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

Pro Forma Full Year
($ in millions)
Site leasing revenue	$277.5 to $282.0
Total revenues	373.5 to 382.0
Tower cash flow	201.5 to 205.0
Adjusted EBITDA(1)	174.0 to 179.0

(1)	Excludes up to $5 million of one-time transition, integration, severance and bonus costs anticipated to be incurred in connection with the AAT acquisition.

Conference Call Information

SBA Communications Corporation will host a conference call to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, August 4, 2006 at 10:00 a.m. EDT
Dial-in number:	(888) 428-4479

Conference call name:	“SBA Second Quarter Results”

Replay:	August 4, 2006 at 5:00p.m. through August 18, 2006 at 11:59 p.m. ET
Number:	(800) 475-6701
Access Code:	834349

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity; (ii) the Company’s financial and operational guidance for the third quarter of 2006 and full year 2006; (iii) the Company’s expectations regarding the scope and timing of anticipated synergies of the AAT acquisition, the timing and costs associated with the integration of AAT’s operations, and the performance of AAT’s assets; (iv) the consummation of pending tower acquisitions by the end of 2006 and the type of consideration to be paid in such pending tower acquisitions; (v) the Company’s plan to build 70 to 80 new towers in 2006; and (vi) the Company’s prospects for 2006 and 2007 and its expectations regarding the growth of its business, site leasing revenue, tower cash flow and equity free cash flow while returning leverage to the Company’s target range. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to integrate AAT’s operations with the Company’s operations and capitalize on the anticipated synergies of the AAT acquisition, (4) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (9) the continued dependence on towers and outsourced site development services by the wireless carriers, and (10) the Company’s ability to build 70 to 80 new towers in 2006. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new tower builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenues less segment cost of revenues (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenues. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion, and amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended June 30,		For the three months ended June 30,
	2006	2005	2006	2005
	($ in thousands)
Segment revenue	$62,314	$38,934	$25,062	$24,314
Segment cost of revenue (excluding depreciation, accretion and amortization)	(17,167)	(11,692)	(23,009)	(22,987)

Segment Operating Profit (1)	$45,147	$27,242	$2,053	$1,327

Segment Operating Profit Margin	72.5%	70.0%	8.2%	5.5%

(1)	Segment Operating Profit for the three months ended September 30, 2006 and fiscal year 2006 will be calculated in the same manner.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2006 Outlook, includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended June 30,
	2006	2005
	($ in thousands)
Site leasing revenue	$62,314	$38,934
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(17,167)	(11,692)

Site Leasing Segment Operating Profit	45,147	27,242
Non-cash leasing revenue	(1,340)	(194)
Non-cash-ground lease expense	2,003	1,331

Tower Cash Flow(1)	$45,810	$28,379

(1)	Tower Cash Flow for the three months ended September 30, 2006 and fiscal year 2006 will be calculated in the same manner.

The calculation of Tower Cash Flow margin is as follows:

	For the three months ended June 30,
	2006	2005
	($ in thousands)
Site leasing revenue	$62,314	$38,934
Non-cash leasing revenue	(1,340)	(194)

Site leasing revenue minus non-cash revenue	$60,974	$38,740

Tower Cash Flow	$45,810	$28,379
Tower Cash Flow Margin	75.1%	73.3%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our 2006 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, and other expense and excluding non-cash leasing revenue, non-cash ground lease expense, other income and one-time costs related to transition, integration and severance costs in connection with the AAT acquisition. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash revenue. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin is intended to be an alternative measure of operating income or operating income margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

* they do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations.

* they do not include depreciation, accretion and amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations.

* they do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations.

* they do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense / income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* they do not include one-time costs related to transition, integration, severance and bonus costs in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended June 30,
	2006	2005
	($ in thousands)
Loss from continuing operations	$(75,638)	$(26,376)
Interest income	(955)	(497)
Interest expense	25,302	18,374
Provision for taxes (1)	471	331
Depreciation, accretion and amortization	32,885	21,644
Asset impairment and other charges	—	42
Non-cash compensation	1,496	100
Loss from write off of deferred financing fees and extinguishment of debt	53,838	8,244
Non-cash leasing revenue	(1,340)	(194)
Non-cash ground lease expense	2,003	1,331
Other	76	(305)
AAT one-time integration expenses	1,306	—

Adjusted EBITDA(2)	$39,444	$22,694

Annualized Adjusted EBITDA(3)	$157,776	$90,776

(1)	For the three months ended June 30, 2006, this amount includes $274 franchise taxes reflected on the statement of operations in selling, general and administrative expenses.
(2)	Adjusted EBITDA for the three months ended September 30, 2006 and fiscal year 2006 will be calculated in the same manner.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA margin is as follows:

	For the three months ended June 30,
	2006	2005
	($ in thousands)
Total revenues	$87,376	$63,248
Non-cash leasing revenue	(1,340)	(194)

Total revenue minus non-cash revenue	$86,036	$63,054

Adjusted EDITDA(1)	$39,444	$22,694
Adjusted EBITDA Margin	45.8%	36.0%

(1)	Adjusted EBITDA for the three months ended September 30, 2006 and fiscal year 2006 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents, restricted cash and short-term investments. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The Non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents, restricted cash and short-term investments thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

June 30, 2006
($ in thousands)
Debt	$1,505,000
Less
Cash and cash equivalents, restricted cash and short-term investments	(77,412)

Net debt	$1,427,588

Divided by:
Annualized Adjusted EBITDA	$157,776

Leverage Ratio	9.0x

Equity Free Cash Flow

This press release, including our 2006 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. Equity Free Cash Flow is defined as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes. We have changed our definition starting in the first quarter of 2006, which used to be based on cash flow from operating activities, to improve the quality of comparability to prior periods by eliminating timing differences of cash receipts and disbursements in our site development segment that can cause wide but temporary swings in results. We discuss Equity Free Cash Flow because we believe that this measure is an indicator of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculation of Equity Free Cash Flow is based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended June 30,
	2006	2005
	($ in thousands)
Adjusted EBITDA	$39,444	$22,694
Net interest expense(1)	(21,244)	(17,331)
Non-discretionary cash capital expenditures	(1,551)	(673)
Cash taxes	(216)	(139)

Equity Free Cash Flow(2)	$16,433	$4,551

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedges, and includes non-cash accretion on 9 3/4% senior discount notes.
(2)	Equity Free Cash Flow for the three months ended September 30, 2006 and fiscal year 2006 will be calculated in the same manner.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Revenues:
Site leasing	$62,314	$38,934	$107,343	$77,276
Site development	25,062	24,314	48,837	44,275

Total revenues	87,376	63,248	156,180	121,551

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	17,167	11,692	29,498	23,737
Site development	23,009	22,987	44,941	42,236
Selling, general and administrative(1) (2)	11,495	7,112	20,423	14,312
Asset impairment charges	—	42	—	273
Depreciation, accretion and amortization	32,885	21,644	54,181	43,287

Total operating expenses	84,556	63,477	149,043	123,845

Operating income (loss) from continuing operations	2,820	(229)	7,137	(2,294)

Other income (expense):
Interest income	955	497	1,808	744
Interest expense	(20,349)	(10,427)	(28,698)	(20,431)
Non-cash interest expense	(1,580)	(7,401)	(6,845)	(14,743)
Amortization of debt issuance costs	(3,373)	(546)	(4,249)	(1,344)
Write-off of deferred financing fees and extinguishment of debt	(53,838)	(8,244)	(53,838)	(9,730)
Other	(76)	305	212	456

Total other expense	(78,261)	(25,816)	(91,610)	(45,048)

Loss from continuing operations before provision for income taxes	(75,441)	(26,045)	(84,473)	(47,342)

Provision for income taxes	(197)	(331)	(370)	(577)

Loss from continuing operations	(75,638)	(26,376)	(84,843)	(47,919)

Gain (loss) from discontinued operations, net of income taxes	—	121	—	(49)

Net loss	$(75,638)	$(26,255)	$(84,843)	$(47,968)

(1)	Includes $1,460, $100, $2,484, and $215 of non-cash compensation for the three months ended June 30, 2006 and 2005 and for the six months ended June 30, 2006 and 2005, respectively.
(2)	Includes $1,306 of AAT one-time integration expenses for the three and six months ended June 30, 2006.

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.77)	$(0.38)	$(0.92)	$(0.71)
Gain (loss) from discontinued operations	—	—	—	—

Net loss per common share	$(0.77)	$(0.38)	$(0.92)	$(0.71)

Weighted average number of common shares	98,138	70,330	91,951	67,809

Other Data:
Tower Cash Flow	$45,810	$28,379

Adjusted EBITDA	$39,444	$22,694

Equity Free Cash Flow	$16,433	$4,551

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$61,596	$45,934
Short-term investments	—	19,777
Restricted cash	15,816	19,512
Accounts receivable, net of allowances of $2,006 and $1,136 in 2006 and 2005, respectively	19,837	17,533
Other current assets	42,191	29,432

Total current assets	139,440	132,188

Property and equipment, net	1,089,634	728,333
Deferred financing fees, net	20,547	19,931
Intangible assets, net	713,435	31,491
Other assets	45,826	40,593

Total assets	$2,008,882	$952,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$33,660	$32,827
Interest payable	1,017	3,880
Short-term debt	1,100,000	—
Other current liabilities	23,005	15,436

Total current liabilities	1,157,682	52,143

Long-term liabilities:
Long-term debt	405,000	784,392
Deferred revenue	492	302
Other long-term liabilities	40,922	34,268

Total long-term liabilities	446,414	818,962

Shareholders’ equity	404,786	81,431

Total liabilities and shareholders’ equity	$2,008,882	$952,536

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

(unaudited)

	For the three months ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(75,638)	$(26,255)
Depreciation, accretion and amortization	32,885	21,644
Other non-cash items reflected in Statements of Operations	6,258	7,784
Loss from write-off of deferred financing fees and extinguishment of debt	53,838	8,244
Changes in operating assets and liabilities	(5,245)	(9,651)

Net cash provided by operating activities	12,098	1,766

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of AAT Communications Corp., net of cash acquired	(643,329)	—
Capital expenditures	(7,037)	(4,065)
Other acquisitions and related earn-outs	(12,429)	(5,806)
Proceeds from sale of fixed assets	37	345
Payment of restricted cash relating to tower removal obligations	(4,475)	(69)

Net cash used in investing activities	(667,233)	(9,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bridge financing, net of fees paid	1,088,802	—
Proceeds from employee stock purchase/option plans	2,297	1,486
Proceeds from equity offerings, net of fees paid	(563)	75,439
Payment of restricted cash relating to CMBS1-Trust	(179)	—
Deferred financing fees paid relating to CMBS1-Trust	(217)	—
Borrowings under senior credit facility, net of financing fees	(39)	9,465
Redemption of 9 3/4% senior discount notes	(251,826)	(75,644)
Redemption of 8 1/2 % senior notes	(181,418)	—
Repayment of senior credit facility	—	(812)

Net cash provided by financing activities	656,857	9,934

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,722	2,105
CASH AND CASH EQUIVALENTS:
Beginning of period	59,874	19,017

End of period	$61,596	$21,122

	For the three months ended June 30, 2006	For the six months ended June 30, 2006
	($ in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$4,183	$7,015

Operating tower expenditures:
Tower upgrades/augmentations	1,303	2,589
Maintenance/improvement capital expenditures	368	1,107

	1,671	3,696

General corporate expenditures	1,183	1,951

Total cash capital expenditures	$7,037	$12,662